VOTE!


By now, all of you who are Unocal stockholders should have received your proxy statements. Read them, please. Two stockholder proposals deserve your special attention.
     One proposal (Item 3) requests Unocal's Board of Directors to prepare a full written report on our natural gas processing operations in northern Alberta, Canada, 12 miles from a small settlement of Lubicon Lake Indians. The immediate issue is the presence of a processing plant for slightly sour gas, constructed adjacent to our existing facilities.
     All of the issues surrounding the plant were thoroughly examined late last year by the Alberta Energy Resources Conservation Board (ERCB). After 11 days of public hearings, the ERCB issued its ruling.
     In its 30-page report, the ERCB concluded that the plant would have no undue impact on people or the local environment. The ERCB also concluded that we had made suitable efforts to communicate with the Lubicons about our activities. We simply don't need another report.
     The second proposal (Item 4) calls for the board to review and update the company's Statement of Principles for doing business internationally. In fact, we fully reviewed and published this Statement of Principles just nine months ago. It's a strong and comprehensive statement. We're proud of it. We live by it. We don't need to update it.
     The proponents of this proposal think our Statement lacks "clear human rights criteria." Not so. Our principles commit us to treat everyone fairly and with respect, to maintain safe and healthful workplaces, and to improve the quality of life in the local communities where we do business.
     Our presence in developing countries shows these principles at work. Over the past 25 years, we've seen our operations directly improve the quality of life for many thousands of families in Thailand, Indonesia and the Philippines. Their governments have become more stable and effective. Given time, we expect to see similar benefits for the people of other nations where we do business, including Azerbaijan and Myanmar.
     As Unocal stockholders, you have the right and the responsibility to make your voices heard. Unocal's Board of Directors unanimously recommends a vote against the adoption of these two proposals. I urge you to study this year's proxy for yourself, then mark and sign your ballot and return it in the postage-paid envelope. Your vote counts!